Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Peraso Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	31,750,000	$0.7875	$25,003,125.00	0.0001381	$3,452.93

Total Offering Amounts:							$25,003,125.00		3,452.93
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,452.93

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Offering Note(s)

(1)	Pursuant to Rule 416, the securities being registered hereunder also include such indeterminable number of additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends, or similar transactions.

Amount registered consists of up to 31,750,000 shares of the registrant’s common stock, par value $0.001 per share (“common stock”), that may be offered and sold from time to time by the selling stockholder.

The proposed maximum offering price per share is estimated in accordance with Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices of the common stock as reported on the Nasdaq Capital Market on June 26, 2026.